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                                                                    EXHIBIT 99.8


                         THE GENERAL CHEMICAL GROUP INC.

                       [__________] SHARES OF COMMON STOCK
               OFFERED PURSUANT TO SUBSCRIPTION RIGHTS DISTRIBUTED
                       BY THE GENERAL CHEMICAL GROUP INC.
                               TO ITS SHAREHOLDERS

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by The General Chemical Group Inc. ("GCG") of [__________] newly-issued shares of its common stock (the "Common Stock"), for a subscription price of $[____] per share (the "Subscription Price"), pursuant to subscription rights (the "Rights") distributed by GCG to the holders of record of its Common Stock as of the close of business on [__________], 2001 (the "Record Date"). The Rights are described in the Prospectus, dated [___], 2001, that accompanies this letter and are evidenced by a subscription warrant registered in your name (or the name of your nominee).

      Each beneficial owner of shares of Common Stock registered in your name (or the name of your nominee) is entitled to [_____] Rights for each share of Common Stock owned by such beneficial owner. Each whole Right entitles its holder to subscribe for and purchase, for the Subscription Price, one share of Common Stock. No fractional Rights have been granted by GCG; if, based on the number of shares it holds, a record holder would have been entitled to a fractional Right, the number of Rights granted to such holder has been rounded up to the nearest whole Right.

      We are asking you to contact those of your clients who beneficially own the shares of Common Stock registered in your name (or the name of your nominee) to obtain their instructions with respect to the Rights. Enclosed are copies of the following documents, which we encourage you to distribute to each beneficial owner of Common Stock that you contact:

      1.    The Prospectus for the offering;

      2. A leaflet entitled "Instructions on How to Use the Subscription Warrant You've Received from The General Chemical Group Inc. (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9)";

      3. A form of letter to your clients who beneficially own shares of the Common Stock, with space provided for obtaining such clients' instructions with regard to the Rights;

      4.    A Notice of Guaranteed Delivery for Subscription Warrants form; and

      5.    A Substitute Form W-9.

      To exercise the Rights, a properly completed and executed Subscription Warrant (unless the notice of guaranteed delivery procedures are complied with) and payment in full for all Rights being exercised must be delivered to Mellon Bank, N.A., c/o Mellon Investor Services LLC as indicated in the Prospectus prior to the expiration of the rights.

      Please act promptly. The Rights will expire on [__________], 2001, at 5:00 P.M., New York City time, unless extended by GCG (the "Expiration Date").

      Additional copies of the enclosed materials may be obtained from Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.), 44 Wall Street, 7th Floor, New York, NY 10005. You may call Mellon Investor Services LLC toll free at 1 (888) 232-7873.

                                               Very truly yours,

                                               THE GENERAL CHEMICAL GROUP INC.

Nothing herein or in the enclosed documents shall be construed as appointing you or any person as an agent of The General Chemical Group Inc., Mellon Bank, N.A. or its affiliate Mellon Investor Services LLC or any other person deemed to be offering the Common Stock issuable upon the valid exercise of the Rights, or authorize you or any other person to make any statements on behalf of any of them regarding this offering except for the statements made in the Prospectus.